                                                                   EXHIBIT 10.43

                       TERMINATION PROTECTION AGREEMENT
                       --------------------------------





           AGREEMENT effective January 27, 1999 between Imperial Credit Industries, Inc., a California Corporation, (the "Company") and Irwin L. Gubman (the "Executive").

           Executive, who is a senior executive of the Company, is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company and its affiliates. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company. The Company has determined that the Company's ability to retain Executive as an employee will be significantly enhanced if Executive is provided with fair and reasonable protection from the potential effects of a change in ownership or control of the Company. Accordingly, the Company and Executive agree as follows:


 1.     Defined Terms.
        --------------

 Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.


 2.     Effective Date; Term.
        ---------------------

 This Agreement shall commence on the date hereof (the "Effective Date") and shall continue in effect through December 31, 2000; provided, however, the term
                                                     --------
 of this Agreement shall automatically be extended for one additional year beyond 2000 and successive one year periods thereafter, unless, not later than January 30 of each calendar year, commencing in 2000, the Company shall have given notice that it does not wish to extend this Agreement for an additional year beyond such calendar year, in which event this Agreement shall continue to be effective until the end of its then remaining term; provided, further, that,
                                                        --------
 notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 36 months beyond such Change in Control.

3.      Change in Control Benefits.
        ---------------------------

If Executive's employment with the Company or its affiliates is terminated (a) at any time within the three years following a Change in Control by the Company or its affiliates without Cause or by Executive for Good Reason, or (b) by Executive for any reason during the 30 day period beginning on the first anniversary of a Change in Control (the effective date of any such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. If Executive's employment is terminated prior to a Change in Control at the request or suggestion of any individual or entity acquiring ownership and control of the Company, this Agreement shall become effective upon the subsequent occurrence of a Change in Control involving such acquirer, and Executive's Termination Date shall be deemed to have occurred immediately following the Change in Control, with the result that Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement.

     A.   Severance Benefits.  Within five business days after the
          ------------------
          Termination Date, the Company shall pay Executive a lump sum amount, in cash, equal to:

          (i)    three times the sum of:

                 (a)  Executive's Base Salary, and

                 (b) Executive's highest Bonus earned in respect of any of the last three Company fiscal years preceding the Change in Control, and

          (ii). Executive's Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company or an affiliate in the calendar year in which the Termination Date occurs and the denominator of which shall equal 365.

     B.   Continued Welfare Benefits.  Until the third anniversary of the
          --------------------------
     Termination Date, the Company shall, at its expense, provide Executive with medical, dental, life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive during the period beginning immediately prior to the Change in Control and ending on the Termination Date; provided, however, that if Executive becomes
                              --------
     employed by a new employer, the coverages provided by the Company pursuant to this sentence shall become secondary to those coverages provided by the new employer.

     C.   Payment of Accrued But Unpaid Amounts. Within five business days after
          -------------------------------------
     the Termination Date, (i) all deferred compensation (including any deferrals and matches on those deferrals in the Company's Deferral of Executive Compensation Plan I or the Company's Deferral of Executive Compensation Plan II) shall become fully vested and (ii) the Company shall pay Executive, in cash, (A) any unpaid portion of Executive's Bonus accrued with respect to the full calendar year ended prior to the Termination Date; and (B) all unpaid deferred compensation of Executive.

     D.   Effect on Existing Plans and Employment Agreements.  All Change in
          --------------------------------------------------
     Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained on the Effective Date (or thereafter) by the Company or any affiliate (including, but not limited to, any stock option or pension plan) shall remain in effect through the date of a Change in Control (as altered by this Agreement), and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval. No benefits shall be paid to Executive, however, under any severance plan maintained generally for the employees of the Company or any affiliate if Executive is eligible to receive benefits under this Section 3. Notwithstanding the provisions of Section 4 hereof, any payments or benefits provided under this Agreement shall be reduced by any payments or benefits Executive receives as a result of his termination of employment under an employment agreement between the Company or any affiliate and Executive (an "Employment Agreement"). In addition, any non-competition or non-solicitation covenant in an Employment Agreement or other agreement between the Company or any affiliate and Executive shall lapse on the date of a Change in Control.

     E.  Outplacement Counseling.  For the three year period following the
         -----------------------
     Termination Date, the Company shall reimburse all reasonable expenses incurred by Executive (up to 20% of Base Salary per year) for professional outplacement services by qualified consultants selected by Executive.


4.   Mitigation.
     -----------

     A. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.   Gross-Up.
     ---------

     A. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the "Contract Payments") or in connection with Executive's termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 5(B) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income or other tax and Excise Tax upon the payment provided for by this Section 5(A), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total value of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 28OG(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 28OG(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Executive's residence or place of employment in the calendar year in which the Gross-Up Payment is to be made.

     B. The Gross-Up Payments provided for in Section 5(A) hereof shall be made upon the earlier of (i) the payment to Executive of any Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax.

      C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive;

          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs
     --------
     and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

     D. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the
                                             --------
     Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute
     --------
     of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

     E. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies, as set forth above, and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

     F. If, after the receipt by Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

6.   Termination for Cause.
     ---------------------

Nothing in this Agreement shall be construed to prevent the Company or its affiliates from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of the Company and its affiliates.

7.      Indemnification; Director's and OMcer's Liability Insurance.
        ------------------------------------------------------------

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the applicable Company's Articles of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three-year period following the Termination Date, and throughout the period of any applicable statute of limitations.


8.      Confidential Information.
        -------------------------

Except as required by law or by any court or administrative agency, during the six-month period following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of any of the Company or its affiliates, any Confidential Information; provided that nothing contained in
                                          --------
this Section 8 shall prevent Executive from being employed by a competitor of any of the Company or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by any of the Company or its affiliates.


9.      Disputes.
        ---------

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that Executive may, at Executive's option, bring that action in a court of competent jurisdiction, even if the Company has earlier instituted an action hereunder. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.


10.     Costs of Proceedings.
        ---------------------

The Company shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Executive. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of The Chase Manhattan Bank, as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

11.  Assignment.
     ----------

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section I 1 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.


12.  Withholding.
     ------------

Notwithstanding the provisions of Sections 4 and 5 hereof, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.


13.  Applicable Law.
     ---------------

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.


14.  Entire Agreement.
     -----------------

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. This Agreement may be changed only by a written agreement executed by the Company and Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the 29th day of January, 1999.

                                       IMPERIAL CREDIT INDUSTRIES, INC.



              S/                       By:              S/
--------------------------------          --------------------------------------
Executive:  Irwin L. Gubman               H. Wayne Snavely

                                   Schedule A

                              CERTAIN DEFINITIONS


          As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

          "Average Bonus" means the average Bonus earned by Executive in respect of the last three full fiscal years of the Company ending prior to the Change in Control, excluding any Bonus paid in such years in respect of a partial year of employment.

          "Base Salary" means Executive's annual rate of base salary in effect
          -------------
on the date of the Change in Control or the Termination Date, whichever is higher.

          "Board" means the Company's Board of Directors.
          -------

          "Bonus" means the amount payable to Executive under the Company's
          -------
applicable annual bonus plan with respect to a Company fiscal year.

          "Cause" means either of the following:
          -------

     (i) the willful and continued failure of Executive to perform substantially his or her duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or an elected officer of the Company which specifically identifies the manner in which the Board or the elected officer believes that Executive has not substantially performed his or her duties; or

     (ii) (A) Executive's conviction of, or plea of guilty or nolo contenders to, a felony or (B) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause (except for Cause pursuant to (ii)(A) above) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the outside (i.e., nonemployee) directors at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

               "Change in Control" means the first to occur of any of the
                -----------------
following dates:

               (i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 30% of the voting power of the Company's then outstanding securities; or

               (ii) shareholder approval of, or consummation of, any merger or other business combination of the Company (any of the foregoing being referred to herein as a "Transaction") other than a Transaction immediately
                              ------------
     following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of the surviving corporation following the Transaction; or

               (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company; or

               (iv) shareholder approval of, or the consummation of, the liquidation or dissolution of the Company or a sale of 50% or more of the Company's consolidated assets; or

                (v) any other event, Transaction, or series of events or Transactions occurs as a result of which there has occurred a "change in control" of the Company of the type that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission or any successor provision, whether or not the Company is then subject to such reporting requirements.

          "Code" means the Internal Revenue Code of 1986, as amended.
          ------

          "Company" means Imperial Credit Industries, Inc.
          ---------

          "Confidential Information" means nonpublic information relating to the
          --------------------------
business plans, marketing plans, customers or employees of the Company or its affiliates other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company or its affiliates.

          "Good Reason" means any of the following actions, without Executive's
          -------------
express prior written approval, other than due to Executive's Permanent Disability or death:

     (i)   Executive's base salary is reduced below the Base Salary;

     (ii)  Executive's annual Bonus is reduced below the Average Bonus.

     (iii) Executive's duties, titles or responsibilities are diminished in comparison to the duties, titles and responsibilities enjoyed by Executive immediately prior to the Change in Control;

     (iv) the incentive compensation programs, welfare plans and pension plans offered to Executive are materially diminished in comparison to the incentive compensation programs, welfare plans and pension plans enjoyed by Executive immediately prior to the Change in Control;

     (v) the relocation of Executive's principal place of business to a location more than 15 miles from where Executive was based immediately prior to the Change in Control; or

     (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 11 of the Agreement.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

          "Permanent Disability" means Executive's inability, by reason of any
          ----------------------
physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability is reasonably contemplated to continue for at least one year from its incurrence.

          "Target Bonus" means the annual bonus payable to Executive for the
          --------------
year in which a Change in Control occurs, calculated on the assumption that Executive and the Company or those entities or business units within the Company on whose performance Executive's bonus depends achieve the applicable target performance goals established under the applicable bonus plan with respect to that year. If no target performance goals for the year in which the Change in Control occurs have been set prior to the Change in Control, the Target Bonus shall be determined by substituting, in the previous sentence, the prior year for the year in which a Change in Control occurs, or the bonus amount accrued for that Executive in the Company's approved annual budget applicable to that Executive, whichever is higher.